EXHIBIT 4(h)

                    THIRD AMENDMENT TO CREDIT AGREEMENT



     This Third Amendment to that certain Credit Agreement (Hereinafter "Credit Agreement") originally dated as of October 22, 1991, and as amended from time to time thereafter, by and between Sealright Co., Inc. (hereinafter "Sealright") and UMB Bank, N.A. (formerly known as United Missouri Bank, n.a.)(hereinafter "Bank"), is made as of this 1st day of December, 1995.

     WHEREAS, Sealright has requested that the available maximum amount of credit under the Credit Agreement be decreased from Forty Million Dollars ($40,000,000) to Thirty Million Dollars
($30,000,000); and

     WHEREAS, the Bank is willing, on the terms set forth herein, to grant such request,

     NOW, THEREFORE, in consideration of the mutual agreements of the parties hereto, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto do hereby agree to and do hereby amend the Credit
Agreement as follows:

     1. Section 2.1 is hereby amended in its entirety to read as follows:

          "2.1. Maximum Amount of Revolving Credit and Fee. The aggregate outstanding principal amount of all loans under the Revolving Credit shall at no time exceed Thirty Million Dollars ($30,000,000) (The "Maximum Amount of Revolving Credit"). For each day that Sealright does not have outstanding borrowings under the Revolving Credit in the Maximum Amount of Revolving Credit, Sealright agrees to pay to the Bank an amount equal to one-eighth of one percent (1/8 of 1%) per annum, multiplied by the difference between the Maximum Amount of Revolving Credit and the average daily amount of Revolving Credit outstanding during each calendar quarter. Such amount shall be payable by Sealright to the Bank on a quarterly basis, in arrears, on the first business day following the last day of each calendar quarter."

     2. Section 2.2 of the Credit Agreement is hereby amended in its entirety to read as follows:

          "2.2 Promissory Note. Upon the execution of this Agreement, Sealright shall deliver to the Bank the Promissory Note of Sealright, due and payable on the date the Revolving Credit shall terminate as provided herein (or such earlier date as the Revolving Credit Obligations are due and payable by reason of an Event of Default) in the amount of Thirty Million Dollars ($30,000,000) in substantially the same form as Exhibit 2.2 attached hereto (the "Promissory Note")."

     3. Exhibit 2.2 to the Credit Agreement is revised in its entirety in the form attached hereto as Exhibit 2.2.

     4. All provisions of the Credit Agreement not expressly amended hereby shall remain in full force and effect as if this Amendment had not been executed.

     5. This Amendment shall be effective from and after the date hereof.

     IN WITNESS WHEREOF, the parties hereto have executed this Third Amendment to Credit Agreement as of this 1st day of December, 1995.


SEALRIGHT CO., INC.                     UMB BANK, N.A.




By   /s/John T. Carper CFO              By  /s/Walter Beck
     Name:                                Name:
     Title:                               Title:  E.V.P.

                                EXHIBIT 2.2

                              PROMISSORY NOTE

$30,000,000                                      December 1, 1995


     FOR VALUE RECEIVED, the undersigned (the "undersigned" means each maker and each endorser, and, if more than one, each agrees that all the obligations contained herein shall be joint and several) promises to pay to the order of UMB Bank, N.A., formerly United Missouri Bank, n.a. (the "Bank"), at 1010 Grand Avenue, Kansas City, Missouri 64106, or at such other place or places as the holder hereof may from time to time designate in writing, the principal sum of Thirty Million Dollars ($30,000,000) in lawful money of the United States of America, together with interest on the principal amount thereof from time to time outstanding from date at the rate or rates established from time to time in accordance with the provisions of that certain Credit Agreement between the undersigned and the Bank originally dated as of October 22, 1991, as amended as of August 5, 1994 and December 20, 1994, and as amended as of the date hereof, reference to which is hereby made (the "Credit Agreement"). The interest due hereon shall be computed on the basis of days elapsed, assuming a 360-day year consisting of twelve 30-day months.

     The interest accruing hereon shall be paid in quarterly installments in arrears commencing on the last Bank business day of December, 1995 and continuing thereafter on the last Bank business day of each March, June, September and December until the last Bank business day of October, 1996, when the principal sum, accrued interest and all other amounts then owing by reason of this Note, the Credit Agreement, as amended, and any other agreements or documents given in connection with the foregoing shall be due and payable subject to extension as provided in the Credit Agreement.

     The privilege is hereby reserved to prepay, at any time and from time to time, all or any part of the outstanding principal balance due hereunder, provided, however, that any partial prepayment shall be in integral multiples of $100,000.00 unless the outstanding principal amount is less than $100,000.00 and such payment is in the full amount of such outstanding principal balance and provided further, that no prepayment shall be permitted unless Bank shall have first been given written notice three (3) business days prior to the date of such prepayment of the intended date and amount to be prepaid specifying the amount to be applied to the principal and the amount to be applied to interest. All prepayments of principal shall include accrued interest to the date of such prepayment on the amount of principal being prepaid. Records maintained by the Bank with respect to the amounts due hereunder shall be conclusively presumed correct. Notwithstanding anything stated in this Promissory Note to the contrary, all borrowings hereunder which bear interest at a LIBOR Rate may be paid only upon the expiration of the LIBOR Interest Period applicable to such borrowing.

     Upon default in the payment of any sum due under this Note or under the Credit Agreement or any other agreement now or hereafter given in connection with, or as security for this Note or pursuant to the terms of the Credit Agreement and such failure continues for five (5) days, or upon the failure to perform or observe any of the terms, covenants or conditions of this Note, the Credit Agreement, or any such note, mortgage, deed of trust, security agreement or other agreement, and any such default continues beyond the grace period, if any, provided for in the Credit Agreement, or upon an "Event of Default" (as such term is defined in the Credit Agreement) or upon a default in the payment of any other present or future obligation of the undersigned to the holder hereof, then or at any time thereafter during any such event, the outstanding principal balance hereunder, accrued interest, and any and all other amounts then owing by reason of this Note or any other agreement now or hereafter given in connection with, or as security for, this Note shall, at the option of the legal holder hereof or upon the happening thereof if otherwise so provided, immediately become due and payable without notice of the exercise of such option and without demand or presentiment at the total of such sums, including accrued interest (if permitted by law), shall bear interest from the time of exercise of such option until the same is paid at a rate which shall be adjusted daily to a rate per annum equal to the lesser of (i) the "Prime Rate" plus three (3) percentage points or (ii) the highest rate permitted by applicable law. As used in this Note, the term "Prime Rate" means the prime rate of interest as announced by Bank as its "Prime Rate" from time to time. The failure of the holder to exercise the option herein granted or any other right which the holder may be entitled to exercise shall not constitute a waiver of the right to exercise said option or any other right upon the subsequent occurrence of any such event.

     The undersigned agrees to pay, to the extent permitted by law, all costs and expenses incurred by the holder hereof in connection with the collection and enforcement of this Note, the Credit Agreement, or any other agreement now or hereafter given in connection with or as security for this Note including but not limited to expenses, reasonable attorneys' fees and any and all claims, demands, judgments, penalties, fines, liabilities, costs, damages and expenses incurred by Bank either directly or indirectly from the existence of any Hazardous Material, as that term is defined in the Credit Agreement.

     Notwithstanding anything contained herein to the contrary, in no event shall interest accrue under this Note or any other agreement now or hereafter given in connection with, or as security for, this Note at a rate in excess of the highest applicable rate permitted by law and if interest (including any charge or fee held to be interest by a court of competent jurisdiction) in excess thereof shall be due or paid, any such excess paid shall constitute a payment of and be applied to the principal hereof.

     Any and all indebtedness, including deposits, due from the legal holder hereof, shall be deemed to be pledged to secure the payment hereof and may at any time while the whole or any part of the debt evidenced hereby remains unpaid (whether before or after maturity hereof), be appropriated, held or applied toward the payment of this obligation. Nothing herein shall in any way limit the right of Bank to set off against any such amounts, any amounts due and owing to the Bank.

     This Note is the Promissory Note referred to in the Credit Agreement and is entitled to the benefits of the terms and provisions of the Credit Agreement. The undersigned hereby agrees that the holder of this Note may elect to abandon its interest in any portion or all of any security now or hereafter given for this Note if it is or is suspicioned to be, contaminated with Hazardous Material and the holder of this Note shall have the right to repayment from the undersigned with recourse to or recovery from any such security.

     Presentment and demand for payment, notice of non-payment, protest, protest of non-payment, notice of dishonor or default and any and all lack of diligence and suit are hereby waived by all parties liable hereon. All endorsers, guarantors, sureties or other persons who may now or hereafter be liable for the payment of this Note, by endorsing, guaranteeing or assuming this Note, consent to all of the terms and conditions herein contained and agree that this Note may be modified, extended or renewed in whole or in part, without notice, including (a) the impairment, substitution, exchange or release at any time or times of all or any part of any security or collateral security now or hereafter furnished, (b) the release of, or the impairment of the right of recourse against the undersigned or any endorser, guarantor, surety or any other person now or hereafter liable hereon, (c) the substitution or renewal or extension notes for this Note, (d) the modification of any terms hereof, or of the Credit Agreement, or of any other agreement now or hereafter given in connection with or as security for this Note, and (e) any change in the rate of interest hereon or the imposition of any fees whether authorized under this Note, or the Credit Agreement, or any other agreement now or hereafter given in connection with or as security for this Note.


[SEAL]                             SEALRIGHT CO., INC.
                                   a Delaware corporation


ATTEST:

By   /s/ Anne Dunn                 By    /s/ John T. Carper
    Name:  Anne Dunn                       Name:  John T. Carper
    Title: Assistant Secretary             Title: Vice President
                                                  Finance & C.F.O.